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                                                                    EXHIBIT 4(e)




                     STOCK PURCHASE AND STANDSTILL AGREEMENT


         STOCK PURCHASE AND STANDSTILL AGREEMENT dated as of March 22, 1999, among Solidus, LLC, a Tennessee limited liability company (the "Purchaser"), and
J. Alexander's Corporation, a Tennessee corporation (the "Company").

         The Company wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Company, 1,086,266 authorized and unissued shares (the "Shares") of Common Stock, $.05 par value, of the Company (the "Common Stock").

         The parties hereto agree as follows:

                            ARTICLE I. STOCK PURCHASE

         1. On the terms and subject to the conditions herein set forth, the Company will issue and sell the Shares to the Purchaser for an aggregate cash purchase price of $4,073,497.50, payable to the Company in immediately available funds.

         2.   The Company represents and warrants to the Purchaser as follows:

              (A) The Company has been duly formed and is validly existing as a corporation under the laws of the State of Tennessee;

              (B) The Company has full legal right, power and authority to enter into this Agreement and to issue, sell and deliver the Shares to the Purchaser. Upon payment therefor in accordance with the terms of this Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

              (C) The Company and its Board of Directors have approved the acquisition of the Shares by Purchaser for purposes of T.C.A.
         ss. 48-103-205(1).

              (D) The Company and its Disinterested Directors have approved the acquisition of the Shares by Purchaser for purposes of Article 29 of the Company's Bylaws.

              (E) The Company and its Board of Directors have duly adopted the Amendment to the Rights Agreement set forth as Exhibit A hereto.

              (F) Within five days following the closing, the Company will file a registration statement relating to an offering to its common shareholders pursuant to which the holder of each share shall be granted the nontransferable right to purchase 0.2 share of the Company's Common Stock at $3.75 per share for each share owned on April 5, 1999.


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         3.       The Purchaser represents and warrants to the Company:

                  (A) It is purchasing the Shares for investment only and not with a view to the distribution thereof.

                  (B) It will not exercise the rights received by it in the Company's offering referred to in Paragraph 2 (F) with respect to the Shares acquired pursuant to this Agreement.

                        ARTICLE II. STANDSTILL AGREEMENT

         For purposes of this Article: "Purchaser" means Solidus, LLC, a Tennessee limited liability company, its affiliates, its subsidiaries, and other corporations, entities and persons under its direct or indirect control or under common control or acting on its behalf or in concert with it; and "Voting Securities" means Common Stock and any other securities of the Company entitled to vote generally for the election of directors.

         1.       The Purchaser covenants and agrees as follows:

                  (A) For a period beginning on the date of this Agreement and ending on the seventh anniversary date hereof, the Purchaser will not, without the prior consent of the Company's Board of Directors specifically expressed in a resolution adopted by a majority of the directors of the Company who are not employees, directors or designees of the Purchaser:

                           (1) acquire, directly or indirectly, by purchase or
                  otherwise, any Voting Securities, if after such acquisition the Purchaser would hold beneficially or of record in the aggregate more than 33.0% of the Voting Securities then outstanding;

                           (2) solicit proxies with respect to Voting Securities
                  under any circumstances; provided however, that this prohibition shall not apply to a solicitation made by the Company's Board of Directors if an affiliate or designee of the Purchaser is a member of the Company's Board of Directors;

                           (3) deposit any Voting Securities in a voting trust
                  or any similar arrangement; or

                           (4) sell, transfer or otherwise dispose of any Voting
                  Securities, except:

                                  (a) to the Company or to any person,
                           corporation, entity or group approved by the Company; or

                                  (b) to any affiliate, subsidiary or entity
                           under the direct or indirect


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                           control of, or under common control with, the
                           Purchaser.

                  (B) The restrictions set forth in Paragraph (A) (1) and (A)
(2) hereof shall terminate if:

                           (1) At any time, any corporation, entity, person or
                  group (other than the Company) makes a tender or exchange offer to holders of Voting Securities which, if successful, would result in such person holding in excess of 10% of the outstanding Voting Securities. For purposes of this Paragraph
                  (B) (1) a tender or exchange offer shall be deemed to have been made when (but not before) offering documents are first published, sent or given to holders of Voting Securities.

                           (2) At any time, any corporation, entity, person or
                  group other than the Purchaser files:

                                    (a) A notice under Section 7A of the Clayton
                           Act relating to the intention to acquire more than 15% of the outstanding Voting Securities, or

                                    (b) a Schedule 13D under the Securities
                           Exchange Act of 1934 (the "Exchange Act") relating to the acquisition of more than 10% of the outstanding Voting Securities.

                           (3) At any time the Company proposes, authorizes or
                  adopts a merger, consolidation, sale of all or substantially all its assets or other transaction or series of transactions pursuant to which shareholders of the Company would receive for their shares securities of one or more entities or cash or property or some combination thereof; provided, however, that this subparagraph (3) shall not apply to a plan of complete liquidation adopted by the shareholders of the Company.

                           (4) During any period of two consecutive years,
                  individuals who at the beginning of any such two-year period constituted the Board of Directors of the Company cease to constitute at least a majority thereof. However, if the election, or nomination for election by the Company's shareholders, of a director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of such period, then such new director will be treated as if he were an individual who served at the beginning of the two-year period for purposes of the determination made in the preceding sentence.


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         2.       The Company covenants and agrees as follows:

                  (A) The Company will not interpose any objection or take any legal action as a plaintiff in connection with the acquisition by the Purchaser of up to 33.0% of the Voting Securities.

                  (B) The Company agrees to give the Purchaser prompt notice of the receipt of (i) any written notice from any corporation, entity, person or group couched in such terms as to put the Company reasonably on notice of the likelihood that such corporation, entity, person or group will seek to acquire more than 10% of the outstanding Voting Securities, (ii) any notice under Section 7A of the Clayton Act and
         (iii) any Schedule 13D under the Exchange Act.

         3. (A) The Purchaser agrees to the placement on the certificate(s) representing any Voting Securities owned by the Purchaser of the following legend:

                  "The shares represented by this certificate or any certificate issued in exchange therefor are subject to restrictions on sale or transfer as set forth in a certain agreement dated March 22, 1999, between the holder hereof and J. Alexander's Corporation."

         4. It is agreed that each party shall be entitled to an inunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

                              ARTICLE III. GENERAL.

         1. This Agreement may not be assigned by any party hereto.

         2. This Agreement may be executed in counterparts and each such counterpart shall be deemed to be an original instrument.

         3. This Agreement, including the exhibits and other documents referred to herein or delivered pursuant hereto, contains the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

         4. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.



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                                     SOLIDUS, LLC


                                     By: /s/ E. Townes Duncan, Chief Manager
                                         ---------------------------------------

                                     J. ALEXANDER'S CORPORATION


                                     By: /s/ Lonnie J. Stout II, President & CEO
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